Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of June 17, 2020 effective as of May 20, 2020 (the "Effective Date"), by and between Zyla Life Sciences, a Delaware corporation (the "Company"), and Todd N. Smith (the "Executive").

WITNESSETH:

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, each upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows.

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Company, for the period and upon the terms and conditions contained in this Agreement.

2. Term. The Executive's term of employment with the Company under this Agreement shall begin on the Effective Date and shall continue on an at-will basis until that employment ceases in accordance with Section 6 of this Agreement for any reason (the "Term").

3. Office and Duties.

(a) During the Term, the Executive shall serve as the President and Chief Executive Officer of the Company and the President and Chief Executive Officer of Assertio Holdings, Inc. ("Parent"), as well as in any other position to which the Executive is appointed by Parent's Board of Directors (the "Board"). The Executive shall report to the Board and shall perform such duties and have such responsibilities as the Board may determine from time to time and which are consistent with the Executive's then current positions hereunder.

(b) During the Term, the Company shall cause the Executive to be nominated to the Board to the extent that the Executive is up for re-election.

(c) During the Term, the Executive shall devote substantially all of the Executive's business time and the Executive's skill and best efforts to the performance of the Executive's duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company.

(d) During the Term, the Executive shall not be engaged in any business activity which, in the reasonable judgment of the Board, conflicts with the Executive's duties hereunder, whether or not such activity is pursued for pecuniary advantage. Should the Executive wish to provide any services to any other person or entity other than the Company or to serve on the board of directors of any other entity or organization, the Executive shall submit a written request to the Board for consideration and approval by the Board in its sole discretion; provided, however, that the Company acknowledges and agrees that the Executive currently provides services to the following companies and that the Executive may continue to provide such services during the Term (provided that, without the Board's prior written consent, the Executive's average monthly time commitment to any one of such companies shall not increase beyond the level of his average monthly time commitment to such company as of the Effective Date): Novum Pharma, LLC and its affiliated entities, Novos Growth, LLC and its affiliated entities, Champion Investments, LLC, Athilio Pharma, LLC and its affiliated entities, Underhill Pharma, LLC, Beaver-Visitec International, Vault Pharma and Bright Path Pharmaceuticals.

4. Compensation.

(a) For all of the services rendered by the Executive hereunder during the Term, the Executive shall receive an annual base salary of $675,000 (the "Base Salary"), payable in accordance with the Company's regular payroll practices in effect from time to time. The Base Salary will be reviewed annually by the Board to determine if any increase is appropriate, and if the Executive's Base Salary is increased, then the term "Base Salary" as used in this Agreement shall mean the amount of the Executive's Base Salary then in effect at the applicable time.

(b) During the Term, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus") with a target amount (the "Target Bonus Opportunity") equal to 80% of the Base Salary, in accordance with the terms and conditions of an annual incentive bonus program of the Company as in effect from time to time. Subject to the Executive's continued employment through the payment date (except as otherwise provided in this Agreement), the Annual Bonus, if any, shall be paid to the Executive on the date the Company pays bonuses to its executives generally for the year to which such Annual Bonus relates (and in all events any earned Annual Bonus shall be paid in the calendar year immediately following the calendar year to which it relates).

(c) During the Term, the Executive shall be entitled to participate in the Company's employee benefit plans, including without limitation, any health, dental, vision and 401(k) plans maintained by the Company, on the same terms and conditions as may from time to time be applicable to the Company's other executive officers, as such employee benefit plans may be in place from time to time.

(d) The Executive shall be entitled to a minimum of twenty (20) days of vacation per year (prorated for any partial year worked), in accordance with Company's policy as in effect from time to time. The Executive shall also be entitled to sick days and paid holidays in accordance with the Company's policy as in effect from time to time.

(e) During the Term, the Executive shall be reimbursed by the Company for all necessary and reasonable expenses, professional dues, continuing education fees (including, without limitation, any fees and expenses related to the maintenance of professional licenses) and membership dues incurred by the Executive in connection with the performance of the Executive's duties hereunder. The Executive shall keep an itemized account of such expenses, together with vouchers and/or receipts verifying the same. Any such expense reimbursement will be made in accordance with the Company's policies governing reimbursement of expenses as are in effect from time to time.
(f) All payments and benefits made pursuant to this Agreement shall be subject to such withholding as the Company reasonably believes is required by any applicable federal, state, local or foreign law.

5. Representations of Executive. The Executive represents to the Company that (i) there are no restrictions, agreements or understandings whatsoever to which the Executive is a party that would prevent, or make unlawful, the Executive's execution of this Agreement and the Executive's employment hereunder; (ii) the Executive's execution of this Agreement and the Executive's employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which the Executive is a party, or by which the Executive is bound, and (iii) the Executive is of full capacity and free and able to execute this Agreement and to enter into employment with the Company.

6. Termination. The Term shall continue until the termination of the Executive's employment with the Company as provided below. Upon the termination of the Executive's employment with the Company, the Executive shall be deemed to have immediately resigned from any and all officer, director and other positions the Executive then holds with the Company, Parent and each of their respective affiliates (and this Agreement shall constitute notice of resignation by the Executive without any further action by the Executive), and the Executive agrees to execute and deliver such further instruments as are requested by the Company in furtherance of the foregoing (and the Executive also appoints the Company's then current general counsel as the Executive's attorney-in fact to execute any documents necessary to reflect such resignations).

(a) Death or Disability. If the Executive dies or becomes Disabled (as defined below), the Term and the Executive's employment with the Company shall immediately terminate. Upon such a termination of employment, the Company shall:

(i) pay to the Executive (or the Executive's estate, beneficiary or legal representative, as the case may be), within thirty (30) days following such termination of employment, all accrued but unpaid Base Salary and all accrued but unused vacation;

(ii) reimburse the Executive (or the Executive's estate, beneficiary or legal representative, as the case may be) for all reimbursable expenses that have not been reimbursed as of such termination of employment, with such reimbursement to occur in accordance with the procedures set forth in Section 4(e) of this Agreement; and

(iii) pay the Executive (or the Executive's estate, beneficiary or legal representative, as the case may be) any earned but unpaid Annual Bonus for the year immediately preceding the year of termination at the time the Company pays bonuses with respect to such year to its executives generally (and in all events between January 1st and

March 15th of the calendar year immediately following the calendar year in which such termination of employment occurs).

For purposes of this Agreement, "Disabled" means that in the opinion of a qualified physician, mutually acceptable to the Company and the Executive, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive (x) is unable to engage in any substantial gainful activity or (y) has been receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The termination of employment described herein shall not affect the Executive's right to continued eligibility to disability benefits under the Company's long-term disability coverage or plan, to the extent permitted by law and the plan's terms.

(b) For Cause. During the Term, the Company may terminate the Executive's employment for Cause (as defined below) upon written notice. Upon such a termination of employment, the Executive shall be entitled to only those benefits described in clauses (i) and (ii) of Section 6(a) of this Agreement. For purposes of this Agreement, "Cause" means (i) gross negligence or willful misconduct in the performance of the Executive's duties to any member of the Company Group (as defined below) where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to any member of the Company Group; (ii) repeated unexplained or unjustified absence from the performance of services for any member of the Company Group, (iii) a material and willful violation of any federal or state law resulting or likely to result in substantial and material damage to any member of the Company Group; (iv) commission of any act of fraud with respect to any member of the Company Group resulting or likely to result in substantial and material damage to any member of the Company Group, or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of any member of the Company Group, in each case, as determined in good faith by the Board, subject to the Company's compliance with the Cause Cure Process (as defined below). For purposes of this Agreement, "Company Group" means Parent, the Company and each of their respective subsidiaries, and "Cause Cure Process" means that (i) the Company reasonably determines that the Executive has engaged in behavior constituting "Cause"; (ii) the Company notifies the Executive in writing of the first occurrence of the behavior constituting "Cause" within ninety (90) days of the first occurrence of such condition; (iii) the Executive shall have thirty (30) days following such notice (the "Cause Cure Period"), to substantially remedy the condition, if curable; (iv) notwithstanding such efforts, the condition constituting "Cause" continues to exist; and (v) Company terminates the Executive's employment due to "Cause" within ninety (90) days after the end of the Cause Cure Period. For avoidance of doubt, if the behavior constituting "Cause" is not substantially curable, then the Cause Cure Period shall end on the date the Executive receives the Company's written notice set forth in clause (ii) of the immediately preceding sentence of this Section 6(b). If the Executive substantially cures the condition constituting "Cause" during the Cause Cure Period, such behavior constituting "Cause" shall be deemed not to have occurred.

(c) Without Cause. During the Term, the Company may terminate the Executive's employment at any time without Cause upon thirty (30) days' prior written notice; provided, however, that during such notice period, the Board, in its sole discretion, may relieve the Executive of all of the Executive's duties, responsibilities and authority with respect to the Company and its affiliates, and may restrict the Executive's access to Company property and its affiliates' property; provided, further, that the Board's exercise of such discretion shall not constitute Good Reason (as defined below). Upon such a termination of employment, except as provided in Sections 6(f) and 6(g) of this Agreement, the Company shall:

(i) provide the Executive with those benefits described in clauses (i) and (ii) of Section 6(a) of this Agreement;
(ii) pay the Executive any earned but unpaid Annual Bonus for the year immediately preceding the year of termination at the time the Company pays bonuses with respect to such year to its executives generally (and in all events between January 1st and March 15th of the calendar year immediately following the calendar year in which such termination of employment occurs);

(iii) continue providing the Executive with Base Salary for a period of eighteen
(18) months following the date of such termination of employment (the "Severance Period"), with such Base Salary to be paid in accordance with the Company's regular payroll practice as if no such termination of employment had occurred;

(iv) during the portion of the Severance Period during which the Executive and the Executive's eligible dependents are eligible for COBRA coverage, reimburse the Executive and the Executive's eligible dependents for their COBRA premiums for coverage under the Company's medical, dental, vision and prescription drug plans, with such reimbursement to occur in accordance with the procedures set forth in Section 4(e) of this Agreement; provided, however, that if, at any time during the Severance Period, the Executive and the Executive's eligible dependents cease to be eligible for COBRA coverage (except as a result of the Executive's becoming eligible for coverage under the medical, dental, vision or prescription drug plans of a subsequent employer), the Company shall reimburse the Executive all reasonable premium costs incurred by the Executive to provide private medical, dental, vision and prescription drug insurance coverage for the Executive and the Executive's eligible dependents that is substantially equivalent to the medical, dental, vision and prescription drug insurance by which the Executive and the Executive's eligible dependents were covered on the date of the Executive's termination, until the earlier of (x) the termination of the Severance Period and (y) the date on which the Executive becomes eligible for coverage under the medical, dental, vision and prescription drug plans of a subsequent employer;

(v) credit the Executive with an additional twelve (12) months of employment for purposes of determining the vesting of the Executive's option shares, restricted stock, restricted stock units, other equity-based awards and other long-term incentive awards, including cash settled components, which shall result in the immediate vesting as of the date of such termination of employment of those otherwise unvested Company option shares, restricted stock, restricted stock units, other equity-based awards and other long-term incentive awards, including cash settled components, that would have become vested if the Executive had completed an additional twelve (12) months of employment following the date of such termination of employment; provided that each such equity award shall be exercisable in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted, including, in the case of stock options, the plan or award agreement provisions regarding any post-termination period of exercisability; provided, further, that notwithstanding the provisions of such award agreement and plan, any restricted stock units, performance stock units, long-term incentive cash awards and other similar awards shall be settled within ten (10) days after the date of such termination of employment and any payment in respect of open periods of performance-based awards shall be calculated as set forth in such award agreement, or, if not specified in the award agreement, based on target performance; and
(vi) provide the Executive with up to three (3) consecutive months of outplacement services not to exceed $5,000 per month (with a provider and in a program selected by the Company, provided the Executive commences such services within ninety (90) days of the date of such termination of employment).

The Executive's right to receive the payments and benefits set forth in clauses (iii), (iv), (v) and (vi) of this Section 6(c) shall be conditioned on the Executive's continued compliance with Sections 8 and 9 hereof and signing, delivering to the Company and not subsequently revoking a release of claims in substantially the form attached hereto as Exhibit A (the "Release"), such that such Release is effective and irrevocable within sixty (60) days after the date of such termination of employment. The payments and benefits under clauses (iii), (iv), (v) and (vi) of this Section 6(c) shall not be made or commence, as applicable, until the first payroll date following the effective date of the Release (or if earlier, the date that is seventy-four (74) days following such termination of employment) and the first payment under clauses (iii) and (iv) of this Section 6(c) shall include any catch-up payments covering any payroll dates between the date of such termination of employment and the date of the first payment; provided, however, that if any of the payments or benefits under clauses (iii), (iv), (v) or (vi) of this Section 6(c) could be made or commence in more than one calendar year based on when the Executive executes the Release (regardless of when the Executive actually executes the Release), then to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), any such payments or benefits that otherwise would have been paid in such first calendar year shall not be made or commence, as applicable, until the Company's first payroll date in such second calendar year (with the first payment to include a catch-up to cover any payments that would have been made between the date of such termination and such first payroll date had no such delay occurred).

(d) Termination by Executive for Good Reason. During the Term, the Executive may resign his employment for Good Reason (as defined below). Upon such a termination, the Executive shall be entitled to those payments and benefits described in Sections 6(c), 6(f) or 6(g) of this Agreement, as applicable, and subject to the same terms and conditions on which such payments and benefits are conditioned, as though the Executive had been terminated by the Company without Cause. For purposes of this Agreement (except for Sections 6(f) and 6(g) of this Agreement for which the applicable definition is set forth in Section 6(f) of this Agreement), "Good Reason" means the occurrence of any of the following circumstances without the Executive's prior written consent:

(i) a material diminution of the Executive's authorities, duties or responsibilities;

(ii) the relocation of the Executive's principal job location or office that increases the Executive's one-way commute by more than twenty-five (25) miles; or

(iii) a five percent (5%) or greater reduction in the Executive's Base Salary or Target Bonus Opportunity (other than a reduction in compensation that applies to the Executive and all other similarly positioned employees).

In order to terminate the Executive's employment for Good Reason, the Executive must comply with the Good Reason Process (as defined below). For purposes of this Agreement the "Good Reason Process" means (i) the Executive reasonably determines in good faith that a "Good Reason" condition has occurred, as may be applicable; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within ninety (90) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company's efforts, for a period of thirty (30) days following such notice (the "Good Reason Cure Period"), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates the Executive's employment within ninety (90) days after the end of the Good Reason Cure Period. If the Company substantially cures the Good Reason condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred

(e) Termination by Executive without Good Reason. During the Term, the Executive may resign the Executive's employment without Good Reason upon ninety (90) days' prior written notice. Upon such a termination of employment, the Executive shall be entitled to only those benefits described in clauses (i) and (ii) of Section 6(a) of this Agreement.

(f) Termination by the Company without Cause or by the Executive for Good Reason within 24 Months after a Change in Control. Notwithstanding anything herein to the contrary, if, during the Term, the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case, within twenty-four (24) months after a Change in Control, the Executive shall be entitled to:

(i) the benefits described in clauses (i), (ii), (iii), (iv) and (vi) of Section 6(c) of this Agreement; provided that for purposes of applying clause (iii) of Section 6(c) of this Agreement, "Severance Period" shall be a period of twenty-four (24) months following the date of such termination of employment and the Base Salary continuation shall be at the higher of the Base Salary as in effect immediately prior to the Change in Control and the Base Salary as in effect immediately prior to such termination; provided, further, that for purposes of applying clause (iv) of Section 6(c) of this Agreement, "Severance Period" shall be a period of thirty-six (36) months following the date of such termination of employment;

(ii) a lump sum cash severance payment equal to one (1) times the higher of (x) the Base Salary as in effect immediately prior to the Change in Control or (y) the Base Salary as in effect immediately prior to such termination of employment;

(iii) a lump sum cash payment equal to three (3) times the Executive's Target Bonus Opportunity; and

(iv) immediate vesting on such termination date of 100% of the Executive's unvested Company option shares, restricted stock, restricted stock units, other equity-based awards and other long-term incentive awards, including cash-settled components; provided that each such equity award shall be exercisable in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted, including, in the case of stock options, the plan or award agreement provisions regarding any post-termination period of exercisability; provided, further, that notwithstanding the provisions of such award agreement and plan, any restricted stock units, performance stock units, long-term incentive cash awards and other similar awards shall be settled within ten (10) days after the date of such termination of employment and any payment in respect of open periods of performance-based awards shall be calculated as set forth in such award agreement, or, if not specified in the award agreement, based on target performance.

The Executive's right to receive the payments and benefits set forth in clauses (i), (ii), (iii) and (iv) of this Section 6(f) (other than clauses (i) and (ii) of Section 6(c) of this Agreement) shall be conditioned on the Executive's continued compliance with Sections 8 and 9 hereof and signing, delivering to the Company and not subsequently revoking the Release, such that such Release is effective and irrevocable within sixty (60) days after the date of such termination of employment. The payments and benefits under clauses (i), (ii), (iii) and (iv) of this Section 6(f) (other than clauses (i) and (ii) of Section 6(c) of this Agreement) shall not be made or commence, as applicable, until the first payroll date following the effective date of the Release (or if earlier, the date that is seventy-four (74) days following such termination of employment) and the first payment under clause (i) of this Section 6(f) (other than clauses (i) and (ii) of Section 6(c) of this Agreement) shall include any catch-up payments covering any payroll dates between the date of such termination of employment and the date of the first payment; provided, however, that if any of the payments or benefits under clauses (i), (ii), (iii) or (iv) of this Section 6(f) (other than clauses (i) and (ii) of Section 6(c) of this Agreement) could be made or commence in more than one calendar year based on when the Executive executes the Release (regardless of when the Executive actually executes the Release), then to the extent required by Code Section 409A, any such payments or benefits that otherwise would have been paid in such first calendar year shall not be made or commence, as applicable, until the Company's first payroll date in such second calendar year (with the first payment to include a catch-up to cover any payments that would have been made between the date of such termination and such first payroll date had no such delay occurred).

For purposes of this Section 6(f) and Section 6(g) of this Agreement, "Good Reason" shall mean that the Executive complied with the Good Reason Process following the occurrence of any of the following events: (i) a material diminution of the Executive's authorities, duties or responsibilities; (ii) a material diminution in the authority, duties, responsibilities or status of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or other employee instead of reporting directly to the Board; (iii) a material diminution (which shall be a decrease in excess of five percent (5%)) in the Executive's Base Salary or Target Bonus Opportunity, in each case, other than in connection with a general decrease in base salaries or target bonus opportunities, as applicable, for most officers of the successor corporation, provided, however, that any decrease in Base Salary and/or Target Bonus Opportunity greater than five percent (5%) shall provide grounds for "Good Reason" regardless of whether a general decrease in base salaries and/or target bonus opportunities occurs for most officers of the successor corporation; (iv) the relocation of the Executive's principal job location or office that increases the Executive's one-way commute by more than twenty five (25) miles; or (v) failure of the successor corporation to assume the obligations under this Agreement.

For purposes of this Agreement, "Change in Control" means (i) after the Effective Date (and not including the initial public offering of Parent, which shall not be treated as a Change in Control for purposes of this Agreement), any of the following events: (A) a "person" (as such term in used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Parent or a corporation owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent, is or becomes the "beneficial owner" (as defined in Rule 13D-3 under the 1934 Act), directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent's then outstanding securities; (B) Parent merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of Parent or such surviving entity outstanding immediately after such merger or consolidation; or (C) the complete liquidation of Parent or the sale or other disposition of all or substantially all of Parent's assets (other than a transfer of Parent's assets to a majority-owned subsidiary of Parent or any other entity the majority of whose voting power is held by the shareholders of Parent in approximately the same proportion as before such transaction) and (ii) the Closing (as defined in that certain Agreement and Plan of Merger, dated as of March 16, 2020, by and among the Company and other signatories thereto); provided that in no event shall any such event described in clause (i) or clause (ii) constitute a Change in Control unless such event is also a "change in control event" as defined in Section 40'9A of the Code.

(g) Termination by the Company without Cause or by the Executive for Good Reason during 90 days prior to a Change in Control. Notwithstanding anything herein to the contrary, if, during the Term, the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case, during the ninety (90) day period prior to the effective date of a Change in Control, the Executive shall be entitled to, in addition to the payments and benefits set forth in Section 6(c) of this Agreement and subject to the same terms and conditions on which such payments and benefits are conditioned:

(i) an additional six (6) months of continued Base Salary, commencing when the continued Base Salary under clause (iii) of Section 6(c) of this Agreement ends;

(ii) an additional eighteen (18) months of benefits under clause (iv) of Section 6(c) of this Agreement, commencing when the benefits under clause (iv) of Section 6(c) of this Agreement end;

(iii) the payments described in clauses (ii) and (iii) of Section 6(f) of this Agreement; provided, however, that such payments shall be paid on the effective date of such Change in Control; and

(iv) a lump sum cash payment on the date of such Change in Control equal to the value of the Executive's unvested option shares, restricted stock, restricted stock units, other equity-based awards and other long-term incentive awards, including cash-settled components, that were forfeited as the result of such termination of employment (as determined in good faith by the Board based on the per share value of the Company implied by such Change in Control and for any option or similar award, based on the spread of such option or similar award (not a Black Scholes or similar value), with the value of open periods of performance-based awards being calculated as set forth in the applicable award agreement, or, if not specified in the award agreement, based on target performance), which payment shall be paid on the effective date of such Change in Control. For purposes of this Section 6(g), "Good Reason" and "Change in Control" shall have the meanings set forth in Section 6(f) of this Agreement.

(h) Any severance or termination pay granted in this Section 6 will be the sole and exclusive remedy, compensation or benefit due to the Executive or the Executive's estate upon any termination of the Executive's employment (without limiting the Executive's rights under any disability, life insurance or deferred compensation arrangement in which the Executive participates at the time of such termination of employment).

7. Certain Company Remedies. The Executive acknowledges that the Executive's promised services and covenants, including without limitation the covenants in Sections 8 and 9 hereof, are of a special and unique character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law, and that, in the event there is a breach hereof by the Executive, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, or to enjoin the Executive from committing any act in breach of this Agreement. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. If the Executive violates any of the restrictions contained in this Agreement, the restrictive period shall not run in favor of the Executive from the time of commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of the Company.

8. Restrictive Covenants.

(a) Confidentiality. During the Term and at all times thereafter, the Executive shall, and shall cause the Executive's affiliates and representatives to keep confidential and not disclose to any other person or entity or use for the Executive's own benefit or the benefit of any other person or entity any confidential proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding any member of the Company Group or any of their respective businesses or operations ("Confidential Information") in the Executive's possession or control. The obligations of the Executive under this Section 8(a) shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 8(a); (ii) is required to be disclosed by law, order or governmental authority; (iii) information that is independently developed by the Executive after termination of all employment with the Company Group and its affiliates, without the use of or reliance on any Confidential Information and (iv) information which becomes known to the Executive after termination of all employment with the Company Group and its affiliates, on a non-confidential basis from a third-party source if such source was not subject to any confidentiality obligation; provided, however, that, in case of clause (ii), the Executive shall notify the Company as early as reasonably practicable prior to disclosure to allow the Company or its affiliates to take appropriate measures to preserve the confidentiality of such Confidential Information. During the Term and at all times thereafter, the Executive shall, and shall cause the Executive's affiliates and the Executive's representatives to, keep confidential and not disclose to any other person or entity any of the terms of this Agreement, except as required by applicable law, in connection with the enforcement by the Executive of the Executive's rights hereunder. Nothing in this Section 8(a) or in this Agreement prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Further, in accordance with the Defend Trade Secrets Act of 2016, (I) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if the Executive files a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, the Executive may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(b) Non-Competition: Non-Solicitation.

(i) During the period beginning on the Effective Date and ending twelve (12) months following the date on which the Executive's employment with the Company terminates for any reason and regardless of whether such termination is initiated by the Executive or by the Company (the "Non-Compete Period"), the Executive covenants and agrees not to, directly or indirectly anywhere in the world, conduct, manage, operate, engage in or have an ownership interest in any business or enterprise that (A) uses any trademarks, tradenames or slogans similar to those of any member of the Company Group or any of their respective affiliates; or (B) is engaged in any other activities that are otherwise directly competitive with the business of any member of the Company Group or any of their respective affiliates as conducted or proposed to be conducted as of the termination date (collectively, the "Business"). Notwithstanding anything herein to the contrary, if the Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, in each case, within twenty-four
(24) months following a Change in Control, the Non-Compete Period shall be a period of twenty four (24) months. Notwithstanding the foregoing, nothing herein shall preclude the Executive from performing any duties as a stockholder, director, employee, consultant or agent of any member of the Company Group or any of their respective affiliates or owning, directly or indirectly, in the aggregate less than five percent (5%) of any business competitive with any member of the Company Group or any of their respective affiliates that is subject to the reporting obligations of the 1934 Act.

(ii) During the Non-Compete Period, the Executive shall not, directly or indirectly, call-on, solicit or induce any customer or other business relationship of any member of the Company Group or any of their respective affiliates for the provision of products or services related to the business of the Company or in any other manner that would otherwise interfere with the business relationship between any member of the Company Group or any of their respective affiliates and their respective customers and other business relationships.

(iii) During the Non-Compete Period, the Executive shall not, directly or indirectly, call-on, solicit or induce, any employee of any member of the Company Group or any of their respective affiliates to leave the employ of, or terminate its relationship with, any member of the Company Group or any of their respective affiliates for any reason whatsoever, nor shall the Executive offer or provide employment (whether such employment is for the Executive or any other business or enterprise), either on a full-time, part-time or consulting basis, to any person who then currently is, or within six (6) months immediately prior thereto was, an employee or independent contractor of any member of the Company Group; provided, however, the foregoing shall not prohibit a general solicitation to the public through general advertising or similar methods of solicitation not specifically directed at employees of any member of the Company Group.

(iv) The Executive acknowledges and agrees that the provisions of this Section 8 are reasonable and necessary to protect the legitimate business interests of the members of the Company Group and their respective affiliates. The Executive shall not contest that the Company's and the Company's affiliates' remedies at law for any breach or threat of breach by the Executive or any of the Executive's affiliates of the provisions of this Section 8 will be inadequate, and that the Company and its affiliates shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 8 and to enforce specifically such terms and provisions, in addition to any other remedy to which the Company or its affiliates may be entitled at law or equity. The restrictive covenants contained in this Section 8 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which the Executive may allege against the Company under any other provision of this Agreement or any other agreement will not prevent the enforcement of these covenants.

(v) The Executive expressly acknowledges that the covenants contained in this Section 8(b) are a material part of the consideration bargained for by the Company and, without the agreement of the Executive to be bound by such covenants, the Company would not have agreed to enter into this Agreement.

(vi) If any of the provisions contained in this Section 8(b) shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the maximum extent compatible with the applicable law or the determination by a court of competent jurisdiction.

9. Intellectual Property; Company Property.

(a) Inventions Retained and Licensed. The Executive has attached hereto, as Exhibit B, a list describing any inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Executive prior to the Effective Date (collectively referred to as "Prior Inventions") which belong to the Executive, which relate to the Company Group's products or research and developments and which are not assigned to the Company hereunder; or, if no such Prior Inventions are listed, the Executive represents that there are no such Prior Inventions. The Executive agrees that the Executive will not incorporate, or permit to be incorporated, any Prior Invention owned by the Executive or in which the Executive has an interest into a Company Group product, process or machine without the Company's prior written consent. Notwithstanding the foregoing sentence, if, in the course of the Executive's employment with the Company, the Executive incorporates into a Company Group product, process or machine a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. The Executive agrees that the Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and does hereby assign to the Company, or its designee, all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or capable of registration under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the time the Executive is in the employ of the Company (collectively referred to as "Inventions") except as provided in Section 9(e) of this Agreement. The Executive further acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of and during the period of the Executive's employment with the Company and which are protectable by copyright are "works made for hire" as that term is defined in the United States Copyright Act. The Executive understands and agrees that the decision whether or not to commercialize or market any Invention developed by the Executive solely or jointly with others is within the Company's sole discretion and for the Company Group's sole benefit and that no royalty will be due to the Executive as a result of the Company Group's efforts to commercialize or market any such Invention.

(c) Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Patent and Copyright Registrations. The Executive agrees to assist the Company Group, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company Group of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company Group shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that the Executive's obligation to execute or cause to be executed, when it is in the Executive's power to do so, any such instrument or papers shall continue after the termination of the Term. If the Company is unable because of the Executive's mental or physical incapacity or for any other reason to secure the Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Executive hereby irrevocably designates and appoints the
Company and its duly authorized officers and agents as the Executive's agent and attorney in fact, to act for and on the Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

(e) Exception to Assignments. The Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company shall not apply to any Invention that the Executive has developed entirely on the Executive's own time without using the equipment, supplies, facilities, trade secret information or Confidential Information, in each case, of any member of the Company Group, except for those Inventions that either (i) relate at the time of conception or reduction to practice of the Invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group or (ii) result from any work that the Executive performed for any member of the Company Group. The Executive will advise the Company promptly in writing of any Inventions that the Executive believes meet the foregoing criteria and not otherwise disclosed on Exhibit B.

(f) Upon the termination of the Executive's employment for any reason, the Executive shall deliver to the Company all memoranda, books, papers, letters, and other data, and all copies of the same, which were made by the Executive or otherwise came into the Executive's possession or under the Executive's control at any time prior to the termination of this Agreement, and which in any way relate to the business of any member of the Company Group as conducted or as planned to be conducted on the date of the termination.

10. Survival of Representations. The provisions of Sections 7, 8 and 9 of this Agreement shall survive the termination, for any reason, of the Executive's employment with the Company or of this Agreement.

11. Key Person Insurance. If the Company wishes to purchase a life insurance policy on the Executive or other insurance policy relating to the loss of the Executive's services, the Executive agrees to submit to a customary insurance medical examination, if necessary, and otherwise cooperate with the Company in any reasonable manner with respect to obtaining any such insurance policy.

12. Miscellaneous.

(a) The Executive is party to that certain Employment Agreement, dated as of October 23, 2019, by and between the Executive and the Company (the "Prior Agreement"). The Executive and the Company hereby mutually terminate the Prior Agreement, effective as of the execution of this Agreement.

(b) The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(c) Neither the failure, nor any delay, on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same, or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(d) This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Delaware (notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(e) All claims, demands, causes of action, disputes, controversies or other matters in question ("Claims") arising out of this Agreement or the Executive's service (or termination from service) with any member of the Company Group, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that any member of the Company Group may have against the Executive or that the Executive may have against any member of the Company Group, or any of their respective parents or subsidiaries, or against each of the foregoing entities' respective officers, directors, employees or agents in their capacity as such or otherwise, shall be settled in accordance with the procedures described in Section 12(e)(i) and (ii) of this Agreement. Claims covered by this Section 12(e) include, without limitation, claims by the Executive for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation.

(i) First, the parties shall attempt in good faith to resolve any Claims promptly by negotiations between the Executive and executives or directors of the members of the Company Group (or, following the occurrence of a Change in Control, any person or committee selected by the Board prior to the Change in Control (referred to as the "Independent Decision Maker"), who shall act on behalf of the members of the Company Group), who shall have authority to settle the Claims. Either party may give the other disputing party written notice of any Claim not resolved in the normal course of business. Within five (5) days after the effective date of that notice, the Executive and such executives or directors of the Company, or, following the occurrence of a Change in Control, the Independent Decision Maker, shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Claim. The first of those meetings shall take place within thirty (30) days of the date of the disputing party's notice. Ifthe Claim has not been resolved within sixty (60) days of the date of the disputing party's notice, or if the parties fail to agree on a time and place for an initial meeting within five (5) days of that notice, either party may elect to undertake arbitration in accordance with Section 12(e)(ii) of this Agreement.

(ii) If a Claim is not resolved by negotiation pursuant to Section 12(e)(i) of this Agreement, such Claim must be resolved through arbitration regardless of whether the Claim involves claims that the Agreement is unlawful, unenforceable, void, or voidable or involves claims under statutory, civil or common law. Any arbitration shall be conducted in accordance with the then-current International Arbitration Rules of the American Arbitration Association ("AAA"). If a party refuses to honor its obligations under this Section 12(e)(ii), the other party may compel arbitration in any federal or state court of competent jurisdiction. The arbitrator shall apply the substantive law of Delaware (excluding choice-of-law principles that might call for the application of some other jurisdiction's law) or federal law as applied by the United States Court of Appeals for the Third Circuit, or both as applicable to the Claims asserted. The arbitration shall be conducted by a single arbitrator selected by the parties according to the rules of AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party's request for arbitration, the arbitrator will be chosen by AAA. The arbitration proceeding shall commence on a mutually agreeable date within ninety (90) days after the request for arbitration, unless otherwise agreed by the parties. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Section 12(e)), including any claim that all or part of this Agreement is void or voidable and any Claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator's award or finding or any judgment or verdict thereon will be final and unappealable. The seat of arbitration shall be in Philadelphia, Pennsylvania, and unless agreed otherwise by the parties, all hearings shall take place at the seat. Any and all of the arbitrator's orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All evidentiary privileges under applicable state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to the Executive and the Company no later than one-hundred twenty (120) days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties (unless disclosure is required by law, court order or is made by the Company in the course of conducting its business, or unless (and then only to the extent) such arbitration is made public through the enforcement of any arbitration award in a court of law). Each party shall pay its own attorneys' fees and disbursements and other costs of arbitration and the parties to the arbitration shall split all of the arbitrator's fees equally; provided, however, that following the occurrence of a Change in Control described in clause (i) of the definition thereof, the Company will bear the forum fees required by AAA and any other administrative fees associated with the arbitration and shall advance to the Executive the fees and expenses (including legal fees) in connection with any arbitration proceeding provided that the Executive shall be obligated to repay all such amounts in the event the Executive does not prevail in such proceeding. THE EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, THE EXECUTIVE IS WAIVING ANY RIGHT THAT THE EXECUTIVE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY THE EXECUTIVE.

(f) This Agreement is intended to comply with Code Section 409A, and the parties hereto agree to interpret this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. If the Executive's termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive's employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a "separation from service" within the meaning of Code Section 409A. If, and only if, the Executive is a "specified employee" (as defined in Code Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive's separation from service, then such payment or benefit shall not be paid (or commence) during the six (6)-month period immediately following the Executive's separation from service except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Code Section 409A shall instead be paid to the Executive in a lump-sum payment on the first day following the termination of such six (6)-month period or, if earlier, within ten (10) days following the date of the Executive's death (but not earlier than such payment would have been made absent such death). No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred. Each payment hereunder shall be treated as a separate payment in a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii).

(g) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger), when sent by facsimile transmission (with electronic confirmation ofreceipt) or three
(3) days after deposit in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Executive: the Executive's home address on record with the Company. If to the Company:
Zyla Life Sciences
600 Lee Road
Suite 100
Wayne, PA 19087
Attention: General Counsel

Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(h) The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns, but shall not be assigned without the written consent of both parties; provided, however, that the Company may make such an assignment in connection with a sale of substantially all of the assets or other change of control of the Company and may make such an assignment to the entity that actually employs the Executive should the Executive's employment transfer to an affiliate of the Company.

(i) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(j) The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision or provisions may be invalid or unenforceable in whole or in part.

(k) This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the parties hereto regarding the subject matter hereof (including without limitation the Prior Agreement). The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by the Executive and the Company.

(l) The section headings in this Agreement are for convenience only, form no part of this Agreement and shall not affect its interpretation.

(m) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the dates set forth below.

By:	/s/ Daniel A. Peisert
Name:	Daniel A. Peisert
Title:	SVP & CFO
Date:	June 17, 2020

EXECUTIVE
/s/ Todd N. Smith
Todd N. Smith
Date:	June 10, 2020

[Signature Page to Employment Agreement ]

EXHIBIT A RELEASE OF CLAIMS
This RELEASE OF CLAIMS (this "Release") is given on this day of __.
20_ by Todd N. Smith (the "Executive").

WHEREAS, the Executive's employment with Zyla Life Sciences, a Delaware corporation, (the "Company"), has terminated; and

WHEREAS, pursuant to [Section 6(c)][Section 6(d)][Section 6(t)][Section 6(g)] of the Employment Agreement by and between the Company and the Executive dated as of [ ], 2020 (the "Employment Agreement"), the Company has agreed to pay the Executive certain amounts and to provide certain benefits, subject to the Executive's execution, delivery and non revocation of this Release. All terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the Executive agrees as follows:

1. Consideration. The Executive acknowledges that: (i) the payments and benefits set forth in [Section 6(c)][Section 6(d) (incorporating by reference the payments and benefits set forth in [Section (c)][Section (t)][Section 6(g)])][Section 6(t)][Section 6(g)] of the Employment Agreement constitute full settlement of all the Executive's rights under the Employment Agreement, (ii) the Executive has no entitlement under any other severance or similar arrangement maintained by the Company or any of its affiliates, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive by reason of the cessation of the Executive's employment. The Executive further acknowledges that, in the absence of the Executive's execution of this Release, the payments and benefits specified in [Section 6(c)(iii), (iv), (v) and (vi)][Section 6(t)(i), (ii), (iii) and (iv) (other than clauses (i) and (ii) of Section 6(c))][Section 6(g) (other than clauses (i) and (ii) of Section 6(c))] of the Employment Agreement would not otherwise be due to the Executive.

2. Executive's Release. The Executive on the Executive's own behalf and together with the Executive's heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company, and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents and the heirs and executors of same, and all other persons or entities who/that might be claimed to be jointly or severally liable with any of the persons or entities named previously (herein collectively referred to as the "Releasees") from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown
Exhibit A-1

(hereinafter "Claims"), which the Executive ever had, now has or may have against the Releasees, or any one of them arising at any time up to and including the date of the this Release. This Release specifically includes, but is not limited to:

(a) any and all Claims arising out of or relating to the Executive's employment with the Company or the termination thereof;

(b) any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

(c) any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

(d) any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability, handicap or any other protected characteristic, or retaliation in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination or retaliation under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq., or any comparable state statute or local ordinance;

(e) any and all Claims under any federal or state statute relating to employee benefits or pensions;

(f) any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

(g) any and all Claims for attorneys' fees and costs.

The Executive expressly represents that the Executive has not filed a lawsuit or initiated any other administrative proceeding against any Releasee. The Executive further promises not to initiate a lawsuit or to bring any other Claim against any Releasee asserting a Claim that is released by this Release. If the Executive does so, and the action is found to be barred in whole or in part by this Release, the Executive agrees to pay the attorneys' fees and
Exhibit A-2

costs, or the proportions thereof, incurred by the applicable Releasee in defending against those Claims that are found to be barred by this Release. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred. Furthermore, nothing in this Release precludes the Executive from challenging the validity of this Release under the requirements of the Age Discrimination in Employment Act, and the Executive shall not be responsible for reimbursing the attorneys' fees and costs of the Releasees in connection with such a challenge to the validity of the Release. The Executive acknowledges, however, that the Release applies to all Claims that the Executive has under the Age Discrimination in Employment Act, and that, unless the Release is held to be invalid, all of the Executive's Claims under the Age Discrimination in Employment Act shall be extinguished by execution of this Release.

3. Acknowledgment. The Executive understands that the release of Claims contained in this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date that the Executive signs this Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release. The Executive further understands and acknowledges the significance and consequences of this Release and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. The Executive hereby waives any right or Claim that the Executive may have to employment, reinstatement or re-employment with the Company.

4. Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Release. This Release may be pleaded as a full bar to the enforcement of any Claim released by this Release that the Executive may assert against the Releasees.

5. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. The Executive acknowledges that the Company specifically denies any such violations.

6. Severability. If any term or provision of this Release shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

7. Advice of Counsel; Revocation Period. The Executive is hereby advised to seek the advice of counsel prior to signing this Release. The Executive hereby acknowledges
Exhibit A-3

that the Executive is acting of the Executive's own free will, that the Executive has been afforded a reasonable time to read and review the terms of this Release, and that the Executive is voluntarily executing this Release with full knowledge of its provisions and effects. The Executive further acknowledges that the Executive has been given at least [TWENTY-ONE (2l)][FORTY-FIVE (45)) days within which to consider this Release and that the Executive has SEVEN (7) days following the Executive's execution of this Release to revoke the Executive's acceptance, with this Release not becoming effective until the seven (7)-day revocation period has expired. Ifthe Executive elects to revoke the Executive's acceptance of this Release, this Release shall not become effective and the Executive must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date the Executive accepted this Release) to:

Zyla Life Sciences
600 Lee Road
Suite 100
Wayne, PA 19087
Attention: General Counsel

8. Representations and Warranties. The Executive represents and warrants that the Executive has not assigned any claim that the Executive purports to release hereunder and that the Executive has the full power and authority to enter into this Release and bind each of the persons and entities that the Executive purports to bind. The Executive further represents and warrants that the Executive is bound by, and agrees to be bound by, the Executive's post-employment obligations set forth in any restrictive covenant agreement with the Company.

9. Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to the conflict of law principles of any jurisdiction. Any claims, demands, causes of action, disputes, controversies or other matters in question arising out of or relating to this Release shall be determined in accordance with Section 12(e) of the Employment Agreement.

IN WITNESS WHEREOF, the Executive has executed this Release on the date first above written.

Todd N. Smith

Exhibit A-4

EXHIBIT B

PROPRIETARY/CONFIDENTIALITY SCHEDULES

None.

Execution Version

June 17, 2020

Todd N. Smith

Dear Mr. Smith:

This letter is entered into in connection with your employment agreement (the "Employment Agreement") dated June 17, 2020 and effective as of May 20, 2020 (the "Effective Date") between you and Zyla Life Sciences (the "Company"). Any capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement.

By signing below, you and the Company agree that, notwithstanding anything in the Employment Agreement to the contrary, if your employment is terminated under Section 6(f) of the Employment Agreement within two (2) years after the Effective Date of the Employment Agreement and a Change in Control under clause (i) of the definition thereof has not occurred from the Effective Date of the Employment Agreement to the date of such termination of employment, then you will be entitled to: (a) the payments and benefits described in clause (i) of Section 6(f) of the Employment Agreement, provided that the COBRA premium reimbursements shall be for a period of twenty-four (24) months following the date of such termination of employment, and (b) the benefits described in clause (iv) of Section 6(f) of the Employment Agreement; provided, however, that if within ninety (90) days after such termination of employment a Change in Control under clause (i) of the definition thereof occurs, then in addition to the payments and benefits under the foregoing clauses (a) and (b) herein, you will be entitled to (x) the benefits described in clause (ii) of Section 6(g) of the Employment Agreement, provided that such benefits shall instead be for an additional twelve (12) months and shall commence when the COBRA premium reimbursements under the foregoing clause (a) herein end, and (y) the payments described in clause (iii) of Section 6(g) of the Employment
Agreement. In the event that the Employment Agreement would provide for different severance payments or benefits upon your termination of employment than as described in this letter, the payments and benefits described in this letter (and not the Employment Agreement) shall be provided to you.

Except as otherwise provided herein, the terms of the Employment Agreement shall remain in full force and effect. Sections 12(b), (d), (h) and (i) of the Employment Agreement are incorporated herein by reference and shall apply as if included herein, provided that solely for purposes of this letter, each reference therein to "this Agreement," "its," "hereof," "hereon" and similar terms shall be deemed to refer to this letter and not the Employment Agreement and each reference therein to the "Executive" shall be deemed to refer to "you" or "your," as applicable. All claims, demands, causes of actions, disputes, controversies or other matters in question arising out of this letter shall be resolved in the same manner as Section 12(e) of the Employment Agreement.
[signature page follows]

Very truly yours,
Zyla Life Sciences

	By:	/s/ Daniel A. Peisert
Daniel A. Peisert
	Title:	SVP & CFO

Acknowledged and Agreed:

/s/ Todd N. Smith
Todd N. Smith